Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Announces New President of Canada Segment

HOUSTON, TX, APRIL 4, 2017 — Willbros Group, Inc. (NYSE: WG) announced today that it is consolidating the roles of President and Chief Operating Officer (“COO”) of its Canadian operations. Effective April 7, 2017, current COO Jeremy Kinch will also assume the role of President of the Canada segment.

In naming Mr. Kinch to this position, the company’s President & Chief Executive Officer, Mike Fournier said, “Efforts to make the business units in Canada more self-sufficient have proven successful and allow us the opportunity to adjust segment level staff positions. I want to thank Andrew Jack for his significant contributions to our Canadian operations. He was instrumental in growing our Construction & Maintenance business and, in recent years, building client relationships while leading our Canadian management team as President.”

Mr. Kinch joined Willbros Canada in 2008 and previously has held positions as Vice President, General Manager, Pipelines and General Manager, Field Services. Mr. Kinch holds a B.S. in Geological Engineering from Queen’s University and is a licensed Professional Engineer in the provinces of Alberta and British Columbia.

About Willbros

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

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1 of 1 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172